Exhibit 99.1

The TJX Companies, Inc. Sees Momentum Continue; Reports 24% Increase in Second Quarter EPS; Raises Full-Year Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 14, 2012--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 28, 2012. Net sales for the second quarter of Fiscal 2013 increased 9% to $5.9 billion and consolidated comparable store sales increased 7%. Net income for the second quarter was $421 million and diluted earnings per share were $.56, a 24% increase over $.45 per share last year.

For the first half of Fiscal 2013, net sales were $11.7 billion, a 10% increase over last year, and consolidated comparable store sales increased 8% over the same period last year. Net income was $840 million, and diluted earnings per share were $1.11 compared to $.79 in the same period last year. Last year’s results include a number of items (detailed under “Items Impacting Comparability” below) that impacted the comparability of earnings per share. Excluding these items, diluted earnings per share for the first six months of Fiscal 2013 increased 32% over the adjusted $.84 last year.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “We are extremely pleased that our strong momentum continued in the second quarter. Our 24% increase in earnings per share and 7% consolidated comparable store sales growth both significantly exceeded our original expectations, with every business posting excellent results. We are raising our full-year guidance to reflect our second quarter earnings per share. In addition, this marks the seventh consecutive year of very strong second quarter operating performance, which we believe demonstrates the sustainability of our sales and profit growth in both strong and weak economies. Customer traffic was up substantially at all divisions in the U.S., Canada and Europe and drove most of the comparable store sales increase, reflecting our on-point fashions and brands at great values. We are convinced that we will continue to attract more new and loyal customers in the U.S. and internationally with the power of our values, brand and fashion content, and wide customer demographic appeal. August is off to a strong start and we have many exciting opportunities for the second half of 2012. Our inventories are in excellent shape, we see a marketplace full of terrific brands and fashions, and we have great marketing campaigns and in-store initiatives planned. It's important to note that TJX is a company with a business model that enables us to succeed in most macro environments and, at the same time, has terrific growth potential. We are leveraging our four powerful divisions and have deep confidence in our ability to continue delivering profitable growth and high financial returns in the near and long term!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2013	FY2012	FY2013	FY2012
In the U.S.:
Marmaxx[4]	+7%	+5%	$3,976	$3,654
HomeGoods	+9%	+3%	$598	$515
International:
TJX Canada	+5%	-3%	$661	$638
TJX Europe	+10%	0%	$711	$662

TJX	+7%	+4%	$5,946	$5,468

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe were impacted by foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the second quarter of Fiscal 2013 versus the prior year’s second quarter. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Items Impacting Comparability

For the second quarter of Fiscal 2013 the earnings per share impact of foreign currency exchange rates was neutral, compared with a $.01 per share positive impact last year.

For the first six months of Fiscal 2013, comparability to the prior year was impacted by the A.J. Wright consolidation in Fiscal 2012, detailed in the table below:

	First Six Months
	FY2013	FY2012
Reported EPS	$1.11	$.79
Impact of A.J. Wright Store Closings	-	$.04
Store Conversion/Grand Re-Openings Costs	-	$.02
Adjusted EPS*	$1.11	$.84

*Figures do not foot due to rounding.

The first six months of Fiscal 2012 included first quarter costs associated with the A.J. Wright consolidation, primarily additional lease obligations for store closings and additional operating losses as well as the costs related to the conversion and grand re-opening of certain former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners.

On a reported basis, diluted earnings per share for the first six months of Fiscal 2013 were $1.11 compared to $.79 last year. On an adjusted basis, excluding the items detailed above, diluted earnings per share for the first six months of Fiscal 2013 represented a 32% increase over last year’s adjusted $.84.

For the first six months of Fiscal 2013, foreign currency exchange rates had a $.01 negative impact on earnings per share, the same as the $.01 per share negative impact during the same period last year.

Margins

For the second quarter of Fiscal 2013, the Company’s consolidated pretax profit margin was 11.5%, up 1.3 percentage points over the prior year. The increase was primarily driven by merchandise margin improvement and expense leverage.

The gross profit margin for the second quarter of Fiscal 2013 was 28.1%, 0.8 percentage points above the prior year. Strong merchandise margin growth as well as buying and occupancy leverage on above-plan sales, partially offset by a negative impact from mark-to-market adjustments on the Company’s inventory-related hedges, drove the favorability.

Selling, general and administrative costs as a percent of sales were 16.5% in the second quarter, a 0.4 percentage point improvement over the prior year’s ratio of 16.9%, primarily driven by expense leverage on above-plan sales growth.

Inventory

Total inventories as of July 28, 2012, were $3.0 billion, compared with $3.4 billion at the end of the second quarter last year. Consolidated inventories on a per-store basis, including the distribution centers, at July 28, 2012, were down 12% (down 11% on a constant currency basis) versus being up 16% at the end of the second quarter last year. Further, the Company’s store inventory turns were faster than the prior year during the quarter. The Company enters the third quarter with excellent inventory levels and is very well positioned to take advantage of the opportunities in the marketplace and continue shipping ever-changing merchandise selections to its stores.

Share Repurchases

During the second quarter, the Company spent a total of $300 million in repurchases of TJX stock, retiring 7.1 million shares. For the first half of Fiscal 2013, the Company has spent a total of $550 million in repurchases of TJX stock, retiring 13.6 million shares, and it continues to expect to repurchase approximately $1.2 billion to $1.3 billion of TJX stock in Fiscal 2013. The Company may adjust the amount of this spending up or down.

Third Quarter and Full Year Fiscal 2013 Outlook

For the third quarter of Fiscal 2013, the Company expects diluted earnings per share to be in the range of $.56 to $.59, which represents a 6% to 11% increase over $.53 per share last year. This outlook is based upon estimated consolidated comparable store sales growth of 2% to 4%.

As mentioned above, for the fiscal year ending February 2, 2013, the Company is raising its guidance for diluted earnings per share by $.01 to reflect the Company’s second quarter earnings. The Company now expects diluted earnings per share for the full year, on a GAAP basis, to be in the range of $2.39 to $2.45, compared with $1.93 in Fiscal 2012. This guidance represents a 20% to 23% increase over the prior year’s adjusted earnings per share from continuing operations of $1.99 (detailed below) and is based upon estimated consolidated comparable store sales growth of 4% to 5%.

	Full Year
	FY2013E	FY2012
	(53 weeks)	(52 weeks)
EPS from continuing operations	$2.39 - $2.45	$1.93
Impact of A.J. Wright Closings	-	$.04
Store Conversion/Grand Re-Openings Costs	-	$.02
Adjusted EPS from continuing operations	$2.39 - $2.45	$1.99

The Company’s full-year guidance includes an expected $.07 per share benefit from the 53rd week in the Company’s Fiscal 2013 calendar. Excluding this estimated benefit, this guidance represents a 17% to 20% increase over the prior year’s adjusted earnings per share.

The Company’s earnings guidance for the third quarter and full year Fiscal 2013 assumes that currency exchange rates will remain unchanged from current levels.

Stores by Concept

During the second quarter ended July 28, 2012, the Company increased its store count by a net of 32 stores. The Company increased its square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	990	1,005	29.0	29.4
Marshalls	888	891	27.5	27.7
HomeGoods	383	393	9.6	9.8
TJX Canada:
Winners	220	220	6.4	6.4
HomeSense	86	87	2.1	2.1
Marshalls	12	12	0.4	0.4
TJX Europe:
T.K. Maxx	335	338	10.6	10.7
HomeSense	24	24	0.5	0.5

TJX	2,938	2,970	86.1	87.0

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 1,005 T.J. Maxx, 891 Marshalls, and 393 HomeGoods stores in the United States; 220 Winners, 87 HomeSense, and 12 Marshalls stores in Canada; and 338 T.K. Maxx and 24 HomeSense stores in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal 2013 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s second quarter Fiscal 2013 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 21, 2012 or at www.tjx.com.

August Fiscal 2013 Sales Recorded Call

Additionally, the Company expects to release its August 2012 sales results on Thursday, August 30, 2012, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s August sales results, operations and business trends will be available at www.tjx.com, or by calling (703) 736-7248 through Thursday, September 6, 2012.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. The Company uses the term “reported” to refer to financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) and the term “adjusted” to refer to non-GAAP financial information adjusted to exclude a number of identified items. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non- GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: buying and inventory management; operational expansion and management of large size and scale; customer trends and preferences; market, banner, geographic and category expansion; marketing, advertising and promotional programs; competition; personnel recruitment and retention; global economic conditions and consumer spending; data security; information systems and technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and banner reputation; merchandise quality and safety; international operations; merchandise importing; commodity pricing; foreign currency exchange rates; fluctuations in quarterly operating results; market expectations; acquisitions and divestitures; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate leasing; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Net sales	$5,945,559	$5,468,274	$11,743,645	$10,688,569

Cost of sales, including buying and occupancy costs	4,275,073	3,976,035	8,440,801	7,803,293
Selling, general and administrative expenses	978,514	923,693	1,920,640	1,878,167
Interest expense, net	9,182	9,109	18,009	18,026

Income before provision for income taxes	682,790	559,437	1,364,195	989,083
Provision for income taxes	261,698	211,099	523,903	374,794

Net income	$421,092	$348,338	$840,292	$614,289

Diluted earnings per share	$0.56	$0.45	$1.11	$0.79

Cash dividends declared per share	$0.115	$0.095	$0.23	$0.19

Weighted average common shares – diluted	751,243	775,251	753,721	782,182

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	July 28, 2012	July 30, 2011

ASSETS
Current assets:
Cash and cash equivalents	$1,620.4	$977.8
Short-term investments	176.3	82.1
Accounts receivable and other current assets	452.8	534.7
Current deferred income taxes, net	83.5	66.4
Merchandise inventories	3,007.7	3,368.1

Total current assets	5,340.7	5,029.1

Property and capital leases, net of depreciation	2,855.8	2,660.4
Other assets	260.1	227.6
Goodwill and tradename, net of amortization	180.0	180.0

TOTAL ASSETS	$8,636.6	$8,097.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,863.1	$1,922.3
Accrued expenses and other current liabilities	1,362.4	1,269.0

Total current liabilities	3,225.5	3,191.3

Other long-term liabilities	860.1	730.4
Non-current deferred income taxes, net	386.5	296.0
Long-term debt	774.5	774.4

Shareholders’ equity	3,390.0	3,105.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,636.6	$8,097.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	26 Weeks Ended
	July 28, 2012	July 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$840.3	$614.3
Depreciation and amortization	246.5	236.4
Deferred income tax provision	30.8	46.5
Share-based compensation	29.9	31.7
Decrease (increase) in accounts receivable and other assets	32.6	(76.7)
(Increase) in merchandise inventories	(59.7)	(571.9)
Increase in accounts payable	218.6	220.3
(Decrease) in accrued expenses and other liabilities	(10.7)	(156.8)
Other	(20.6)	(18.1)

Net cash provided by operating activities	1,307.7	325.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(438.9)	(439.2)
Purchases of short-term investments	(136.6)	(56.2)
Sales and maturities of short-term investments	54.0	53.8
Other	0.5	0.5
Net cash (used in) investing activities	(521.0)	(441.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(597.0)	(671.3)
Proceeds from issuance of common stock	61.3	110.8
Cash dividends paid	(155.7)	(131.6)
Other	24.5	21.1
Net cash (used in) financing activities	(666.9)	(671.0)

Effect of exchange rate changes on cash	(6.5)	22.4

Net increase (decrease) in cash and cash equivalents	113.3	(764.0)
Cash and cash equivalents at beginning of year	1,507.1	1,741.8

Cash and cash equivalents at end of period	$1,620.4	$977.8

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net sales:
U.S. segments:
Marmaxx	$3,976,051	$3,653,586	$7,865,109	$7,178,795
HomeGoods	597,714	515,309	1,193,436	1,018,592
A.J. Wright	-	-	-	9,229
International segments:
TJX Canada	660,703	637,691	1,300,912	1,229,760
TJX Europe	711,091	661,688	1,384,188	1,252,193
Total net sales	$5,945,559	$5,468,274	$11,743,645	$10,688,569

Segment profit (loss):
U.S. segments:
Marmaxx	$581,379	$478,922	$1,186,007	$969,903
HomeGoods	60,531	37,472	129,964	82,931
A.J. Wright	-	-	-	(49,291)
International segments:
TJX Canada	92,661	92,309	163,726	128,392
TJX Europe	24,724	7,322	36,453	(23,993)
Total segment profit	759,295	616,025	1,516,150	1,107,942

General corporate expenses	67,323	47,479	133,946	100,833
Interest expense, net	9,182	9,109	18,009	18,026
Income before provision for income taxes	$682,790	$559,437	$1,364,195	$989,083

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  On January 5, 2012, TJX announced that its Board of Directors approved a two-for-one stock split of the Company’s common stock in the form of a stock dividend, payable February 2, 2012 to shareholders of record at the close of business on January 17, 2012. The stock split resulted in the issuance of 373 million shares of common stock. All historical per share amounts and references to common stock activity, as well as basic and diluted share amounts, have been adjusted to reflect the two-for-one stock split.
  During the second quarter ended July 28, 2012, TJX repurchased 7.1 million shares of its common stock at a cost of $300 million. During the six months ended July 28, 2012, TJX repurchased 13.6 million shares of its common stock at a cost of $550 million, with $225 million under the $1 billion stock repurchase plan approved in February 2011, completing the plan, and $325 million under the $2 billion stock repurchase program approved by the Board of Directors early in fiscal 2013. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In the fourth quarter of fiscal 2011, TJX’s Board of Directors approved the consolidation of its A.J. Wright division whereby 90 A.J. Wright stores were converted into T.J. Maxx, Marshalls or HomeGoods stores and the remaining 72 stores, its two distribution centers and home office were closed. The majority of the costs to consolidate A.J. Wright were recognized in the fourth quarter of fiscal 2011 but due to the timing of the store closings the additional closing costs (primarily lease related obligations) and additional operating losses were reported as a $49 million A.J. Wright segment loss in the first quarter of fiscal 2012. In addition, the first quarter of fiscal 2012 included costs related to the conversion of the 90 A.J. Wright stores to other banners (primarily store payroll and occupancy costs during the approximate eight to twelve-week period in which the stores were closed) and costs related to grand opening events when the stores re-opened. These costs totaled $20 million, with $17 million reflected in the Marmaxx segment and $3 million in the HomeGoods segment for the six months ended July 30, 2011.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323